Exhibit 99.1

As of January 17, 2018

The RMR Group LLC
Two Newton Place
255 Washington Street
Newton, MA 02458

Ladies and Gentlemen:

Industrial Logistics Properties Trust (“ILPT”), a Maryland real estate investment trust and a subsidiary of Select Income REIT (“SIR”), expects to consummate an initial public offering of its common shares of beneficial interest, $.01 par value per share (the “ILPT Shares”), on or about January 17, 2018 (the “ILPT Offering”). In connection with the ILPT Offering, ILPT will enter separate business and property management agreements (the “ILPT Management Agreements”) with The RMR Group LLC (“RMR”).

The purpose of this letter is to confirm certain understandings and agreements between SIR and RMR with respect to our Second Amended and Restated Business Management Agreement (the “Business Management Agreement”) and our Amended and Restated Property Management Agreement (the “Property Management Agreement”), each dated June 5, 2015, following the ILPT Offering.

From and after the effectiveness of the ILPT Management Agreements, we agree:

1.             For the purpose of determining the management fees payable by SIR to RMR under the Business Management Agreement, SIR’s historical cost in its ILPT Shares and / or the assets of ILPT and its subsidiaries shall be excluded; and

2.             For the purposes of determining the fees payable by SIR to RMR under the Property Management Agreement, the properties of ILPT and its subsidiaries shall no longer be “Managed Premises” under the Property Management Agreement.

If the foregoing accurately reflects our understandings and agreements, please confirm your agreement by signing below where indicated and returning a copy of this letter so signed to me.

Very truly yours,

/s/ David M. Blackman

David M. Blackman
President and Chief Operating Officer

Acknowledged and agreed:
The RMR Group LLC

/s/ Matthew P. Jordan
Matthew P. Jordan
Executive Vice President, Chief Financial Officer and Treasurer